Exhibit 99.4

FLEXSHOPPER, INC.

REPORTS SECOND QUARTER 2015 RESULTS AND GROWING ECOMMERCE BUSINESS

Boca Raton, FL (August 14, 2015) - FlexShopper, Inc. (OTCQB Symbol: FPAY, “FlexShopper”) announced today its results of continuing operations for the three and six months ended June 30, 2015.

Three Months Ended June 30, 2015 vs. Three Months Ended June 30, 2014

●	Total revenues increased 530% to $4.34 million
●	Lease originations increased from 2,097 to 6,893 or 229%

In the second quarter of 2014, FlexShopper successfully sold its Anchor Funding Services business. Income from discontinued operations was $53,089 and $358,733 for the three months ended June 30, 2015 and 2014, respectively. This income combined with the net losses from continuing operations resulted in net losses of $1,808,549 ($.04 per share) and $426,134 ($.02 per share) for the three months ended June 30, 2015 and 2014, respectively.

Six Months Ended June 30, 2015 vs. Six Months Ended June 30, 2014

●	Total revenues increased 923% to $8.11 million
●	Lease originations increased from 2,862 to 10,653 or 272%

Income from discontinued operations was $127,789 and $511,884 for the six months ended June 30, 2015 and 2014, respectively. This income combined with the net losses from continuing operations resulted in net losses of $3,202,272 ($.07 per share) and $1,214,334 ($.05 per share) for the six months ended June 30, 2015 and 2014, respectively.

Management Commentary

Brad Bernstein, CEO, stated, “We are pleased with the significant year-over-year growth in our ecommerce business, primarily driven by increased traffic to our FlexShopper.com marketplace. In addition, in the second quarter our payment method was integrated on two ecommerce sites featuring electronics and appliances. With the closing of our recent debt financing, we are excited about taking advantage of growth opportunities for all of our channels in the second half of the year. We are working on innovations to deliver better and broader lease-to-own options to consumers while providing platforms to increase sales for retailers.”

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY) is a financial and technology company that provides brand name durable goods to consumers on a lease-to-own (LTO) basis through its ecommerce marketplace (www.FlexShopper.com) and patent pending LTO payment method. FlexShopper also provides LTO technology platforms to retailers and e-tailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit. FlexShopper also funds the LTO transactions by paying merchants for the goods and collecting from consumers under an LTO contract.

Our offerings to retailers are as follows:

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com

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